Exhibit 99.1

FOR IMMEDIATE RELEASE

Veeva Announces Transition of Its President

Matt Wallach to transition from President to Board of Directors

PLEASANTON, CA — Feb. 26, 2019 — Veeva Systems (NYSE:VEEV) today announced that Matt Wallach will retire from his role as president as of June 2019 and join the company’s board of directors effective January 2020.

“The opportunity to work with the incredible Veeva team and our customers has been the highlight of my career. Together, we’re building the industry cloud for life sciences,” said Matt Wallach, Veeva president. “I’m honored to join the Veeva board which will allow me to further contribute to Veeva and the industry while spending additional time with my family."

“I am grateful for Matt’s leadership over the past 12 years. He has been a great partner to the life sciences industry and to me personally,” said Veeva CEO, Peter Gassner. “I look forward to his continued leadership as a member of the Veeva board.”

As a Veeva board member, Wallach will advise on corporate strategy and remain active in the life sciences industry. Wallach’s operational responsibilities will be assumed by his senior leadership team.

About Veeva Systems

Veeva Systems Inc. is a leader in cloud-based software for the global life sciences industry. Committed to innovation, product excellence, and customer success, Veeva has more than 700 customers, ranging from the world's largest pharmaceutical companies to emerging biotechs. Veeva is headquartered in the San Francisco Bay Area, with offices throughout North America, Europe, Asia, and Latin America. For more information, visit veeva.com.

Forward-looking Statements

This release contains forward-looking statements, including the quotations from management and other statements regarding Mr. Wallach’s transition from President to a member of Veeva’s Board of Directors. Any forward-looking statements contained in this press release are based upon Veeva’s current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Veeva’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Veeva disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including unexpected events related to Mr. Wallach’s transition from President to a member of Veeva’s Board of Directors, including the timing of such transition.

Additional risks and uncertainties that could affect Veeva’s forward-looking statements are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s filing on Form 10-Q for the period ended October 31, 2018. This is available on the company’s website at veeva.com under the Investors section and on the SEC’s website at sec.gov. Further information on potential risks that could affect actual results will be included in other filings Veeva makes with the SEC from time to time.

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® 2019 Veeva Systems Inc. All rights reserved. Veeva and the Veeva logo are trademarks of Veeva Systems Inc.
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Lisa Barbadora Veeva Systems Inc. 610-420-3413 pr@veeva.com	Rick Lund Veeva Systems Inc. 925-271-9816 ir@veeva.com

® 2019 Veeva Systems Inc. All rights reserved. Veeva and the Veeva logo are trademarks of Veeva Systems Inc.
Veeva Systems Inc. owns other registered and unregistered trademarks.